Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation
Allied Rising Investment Limited	Hong Kong
Beijing Laser Tech Co., Ltd.	China
Fuzhou Photop Technologies, Inc.	China
HIGHYAG Lasertechnologie, Inc.	Pennsylvania
HIGHYAG Lasertechnologies, GmbH	Germany
II-VI Benelux N.V.	Belgium
II-VI Delaware, Inc.	Delaware
II-VI Deutschland GmbH	Germany
II-VI Deutschland Holdings GmbH	Germany
II-VI Holdings B.V.	Netherlands
II-VI Infrared Laser (Suzhou) Co., Ltd.	China
II-VI Italia s.r.l.	Italy
II-VI Japan Incorporated	Japan
II-VI Laser Enterprise GmbH	Switzerland
II-VI Laser Enterprise Inc. (f/k/a Delaware Holdings, Inc.)	Delaware
II-VI Laser Enterprise Ltd.	England
II-VI Optical Systems, Inc. (f/k/a LightWorks Optical Systems, Inc.)	California
II-VI Optics (Suzhou) Co., Ltd.	China
II-VI Photonics, Inc. (f/k/a Photop Koncent, Inc.)	China
II-VI Photonics Limited	Hong Kong
II-VI Photonics Pty Limited (f/k/a Photop AOFR Pty Limited)	Australia
II-VI Photonics (US), Inc. (f/k/a Photop Aegis, Inc.)	Delaware
II-VI Photop Technologies Holding Pte. Ltd.	Singapore
II-VI Singapore Pte., Ltd.	Singapore
II-VI Suisse S.a.r.l.	Switzerland

II-VI Technologies (Beijing), Co., Ltd.	China
II-VI U.K. Limited	England
II-VI Vietnam Co. Ltd.	Vietnam
II-VI Wide Band Gap, Inc.	Pennsylvania
M Cubed Technologies, Inc.	Delaware
Marlow Industries, Inc.	Texas
Marlow Industries Europe GmbH	Germany
Marlow Industries, Limited	England
Max Levy Autograph, Inc.	Pennsylvania
Optimal Coatech (Guangzhou) Co., Ltd.	China
Pacific Rare Specialty Metals & Chemicals, Inc.	Philippines
Photop Koncent (Shenzhen) Co., Ltd.	China
Photop Optics Co., Ltd.	China
Photop Suwtech, Inc.	China
Photop Technologies, Inc.	Cayman Islands
Photop Technologies, Inc.	California
Richly World Investment Limited	Hong Kong
Two-Six (Thailand) Co., Ltd.	Thailand
VLOC Incorporated	Pennsylvania